Exhibit 10.2

MAX SOUND, INC.    2901A COLORADO AVE.    SANTA MONICA, CA.

MAX SOUND, INC.
ADVISORY BOARD CONSULTING AGREEMENT

This MAX SOUND ADVISORY BOARD CONSULTING AGREEMENT is made effective as of June 10, 2011 (the “Effective Date”), by and between Frank Serafine, (the consultant), an individual acting as an independent contractor, and MAX SOUND,INC., a Delaware corporation (the “Company”).

1. Background. The Company desires to retain the services of Consultant on the Company’s Advisory Board to provide primarily general advice on current standard practices and trends in Consultant’s area of expertise and from time-to-time in a consulting capacity with respect to certain activities or specific projects as described in this Agreement, and Consultant is willing so to act.

2. Description of Services. Company hereby retains Consultant as a member of the Advisory Board of, and a consultant to, the Company, and Consultant hereby agrees to (i) act as a member of the Company’s Advisory Board and attend quarterly meetings of the Company’s Advisory Board (the “Advisory Board Service”) and (ii) spend one day per quarter in person at the Company’s headquarters or such other place that the Company may reasonably request acting as a consultant on such matters as the Company may reasonably request (the “Consultant Service”). Including the foregoing time commitments, the Consultant will devote up to eight (8) days in total annually to providing the Advisory Board Service and the Consulting Service to the Company pursuant to this Agreement. The Consultant will be engaged by the Company as a Consultant for the exchange of strategic and business development ideas. Consultant’s relationship with the Company shall be that of an independent contractor and not that of an employee. Accordingly, Consultant will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Consultant for taxes, which shall be solely Consultant’s responsibility. Consultant shall have no authority to enter into contracts which bind the Company or create obligations on the part of the Company.

3. Term and Expiration. This Agreement shall become effective as of the Effective Date and shall remain in effect for five (5) years. Either Consultant or the Company may terminate this Agreement at any time by giving the other party thirty (30) days’ prior written notice of termination, and such termination shall not affect the Consultant’s continuing obligations to the Company under Section 5.

4. Consideration. As a full consideration for the Advisory Board Service and the Consultant Service provided hereunder, the Company will grant, subject to approval of the Company’s board of directors, Consultant 100,000 shares of the Company’s Common Stock (restricted rule 144a) at fair market value at the date of grant.

5. Publicity. The Company shall, with prior written approval by Advisor, have the right to use the name, biography and picture of Advisor on the Company’s website, marketing and advertising materials.

6. Proprietary Information and Assignment of Inventions.
(a) Confidentiality of Proprietary Information. Consultant is not obligated to receive Proprietary Information (as defined below), however Consultant understands and agrees that all Proprietary Information shall be the sole property of the Company and its assigns, including all trade secrets, patents, copyrights and other rights in connection therewith. Consultant will hold in confidence and not directly or indirectly use or disclose to any third parties, both during Consultant’s consulting relationship with the Company and for a period of five (5) years after its termination (irrespective of the reason for such termination), any Proprietary Information Consultant obtains or creates during Consultant’s consulting relationship, except to the extent authorized by the Company, or until such Proprietary Information becomes generally known. Third parties include any foreign or domestic patent office. Consultant agrees not to make copies of such Proprietary Information except as authorized by the Company. Upon termination of Consultant’s consulting relationship or upon an earlier request of the Company, Consultant will return or deliver to the Company all tangible forms of such Proprietary Information in Consultant’s possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

Confidential and Proprietary - ©2011 MAX SOUND, INC. (OTCBB:MAXD)

MAX SOUND, INC.    2901A COLORADO AVE.    SANTA MONICA, CA.

As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, mask works and/or any other information of any type relating to documentation, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

(b) License and Assignment of Rights. Consultant acknowledges that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by Consultant (solely or jointly with others) within the scope of and as part of Consultant’s consultancy with the Company (collectively referred to herein as “Inventions”) are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by such amounts paid to Consultant under this Agreement, unless regulated otherwise by the mandatory law of the state of Washington. To the extent that Consultant owns or controls intellectual property rights of any kind in any pre-existing works which are subsequently incorporated by Consultant in any Inventions without the express written permission of the Company, Consultant hereby grants the Company a royalty-free, irrevocable, world-wide, perpetual, non-exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, license, disclose, publish, or otherwise disseminate or transfer such subject matter. Consultant also agrees and warrants that Consultant will not use or incorporate third party proprietary materials into Inventions or disclose third party proprietary information to Company.

7. Non-Compete; Non-solicitation. During the term of Consultant’s consultancy and for one (1) year thereafter, Consultant will not, without the Company’s prior written consent,
(a) directly work on any products or services, or indirectly work on any commercial products or services, that are competitive with products or services (i) being commercially developed or exploited by the Company during Consultant’s consultancy and (ii) on which Consultant worked or about which Consultant learned Proprietary Information during Consultant’s consultancy with the Company; or (b) solicit the employment of any employee of the Company with whom Consultant has had contact in connection with the relationship arising under this Agreement.

8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California.

9. No Conflict. Consultant represents that Consultant’s performance of all the terms of this Agreement and that Consultant’s retention as an advisor by the Company does not and will not breach any agreement to keep in confidence any proprietary information acquired by Consultant in confidence prior to Consultant’s retention as an advisor by the Company. Consultant has not entered into, and agrees Consultant will not enter into, any agreement, either written or oral, in conflict with the foregoing sentence. Consultant understands as part of the consideration for the offer to retain Consultant as an advisor, and of Consultant’s retention as an advisor by the Company, that Consultant has not brought and will not bring with Consultant to the Company or use in the performance of Consultant’s responsibilities at the Company any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public.
Consultant also understands that, in Consultant’s retention as an advisor with the Company,
Consultant is not to breach any obligation of confidentiality that Consultant has to others, and Consultant agrees that Consultant shall fulfill all such obligations during Consultant’s retention as an advisor with the Company.

10. Mediation and Arbitration. Any dispute arising under this Agreement shall be resolved through mediation - arbitration approach. The parties agree to select a mutually agreeable, neutral third party to help them mediate any dispute that arises under the terms of this Agreement. Costs and fees associated with the mediation shall be shared equally by the parties. If the mediation is unsuccessful, the parties agree that the dispute shall be decided by a single arbitrator by binding arbitration under the rules of the American Arbitration Association in Seattle, Washington. The decision of the arbitrator shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party. The prevailing party in the arbitration proceedings shall be awarded reasonable attorney fees, expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with the proceedings, unless the arbitrator shall for good cause determine otherwise.

Confidential and Proprietary - ©2011 MAX SOUND, INC. (OTCBB:MAXD)

MAX SOUND, INC.    2901A COLORADO AVE.    SANTA MONICA, CA.

11. Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

12. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the Company’s successors, transferees, and assigns. Any amendment to this Agreement must be in writing signed by Consultant and the Company. The Company and Consultant acknowledge that any amendment of this Agreement (including, without limitation, any extension of this Agreement or any change from the terms of Section 4 in the consideration to be provided to Consultant with respect to services to be provided hereunder) or any departure from the terms or conditions hereof with respect to Consultant’s consulting services for the Company is subject to the Company’s and Consultant’s prior written approval. This Agreement supersedes any prior consulting or other similar agreements between Consultant and the Company with respect to the subject matter hereof. There is no other agreement governing or affecting the subject matter hereof. All notices hereunder shall be deemed to have been given, if made in writing, when mailed, postage prepaid, to the parties at the addresses set forth above, or to such other addresses as a party shall specify to the other. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

13. Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be severed and the remaining provisions of this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

CONSULTANT	COMPANY

By	By

Name	Name

Title	Title

Date:	Date:

Confidential and Proprietary - ©2011 MAX SOUND, INC. (OTCBB:MAXD)